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                                                              Exhibit 99 (f)

                         System Energy Resources, Inc.
           Computation of Ratios of Earnings to Fixed Charges and
                       Ratios of Earnings to Fixed Charges

                                                                          Twelve Months Ended
                                                                               December 31,                     June 30,
                                                            1990       1991       1992       1993      1994       1995
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Fixed charges, as defined:
  Interest on long-term debt                              $230,644   $218,538   $196,618   $184,818  $162,517   $153,191
  Interest on notes payable                                      0          0          0          0        88        141
  Amortization of expense and premium on debt-net           10,532      7,495      6,417      4,520     6,731      6,355
  Interest applicable to rentals                            13,830     10,007      6,265      6,790     7,546      5,889
  Other interest charges                                     1,460      3,617      1,506      1,600     7,168     10,400
                                                          --------------------------------------------------------------

Total fixed charges, as defined                           $256,466   $239,657   $210,806   $197,728  $184,050   $175,976
                                                          ==============================================================

Earnings as defined:
  Net Income                                              $168,677   $104,622   $130,141    $93,927    $5,407     $5,030
  Add:
    Provision for income taxes:
      Federal and State                                      4,620    (26,848)    35,082     48,314    67,477     82,393
      Deferred Federal and State - net                      52,962     37,168     23,648     60,690   (27,374)   (43,399)
    Investment tax credit adjustment - net                  56,320     63,256     30,123    (30,452)   (3,265)    (3,265)
    Fixed charges as above                                 256,466    239,657    210,806    197,728   184,050    175,976
                                                          --------------------------------------------------------------

Total earnings, as defined                                $539,045   $417,855   $429,800   $370,207  $226,295   $216,735
                                                          ==============================================================

Ratio of earnings to fixed charges, as defined                2.10       1.74       2.04       1.87      1.23       1.23
                                                          ==============================================================








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